Exhibit 99.1

                     MID PENN BANCORP, INC. REPORTS INCREASE
                          OF 11% IN FIRST HALF EARNINGS

         Mid Penn Bancorp, Inc. (AMEX - MBP) parent company of Mid Penn Bank, announced earnings for the first half of 2003 of $2,319,000 representing an 11% increase over the $2,082,000 earned in the first half of 2002. Earnings per share increased to $.73 per share for the first six months of 2003 compared to $.65 per share for the same period of 2002. The return on equity was 13%.

         Net income for the second quarter of 2003 amounted to $1,267,000, or $.40 per share, compared to $976,000, or $.31 per share, in the same period of 2002, an increase of 30%. A portion of the growth in earnings in the second quarter of 2003 was attributable to a gain on the sale of investment securities. Net interest income increased by 7% for the second quarter of 2003 compared to the second quarter of 2002.

         Total assets at the end of the second quarter of 2003 were approximately $362 million, versus $341 million the prior year, an increase of 6%. Total loans of $220 million increased by $13 million or 6% at June 30, 2003, compared to the prior year. Total deposits as of the same date were $275 million compared to $268 million the prior year, an increase of 3%. Deposit growth was experienced mainly through the Bank's competitive money market products.

         Mid Penn Bank has been an independently owned community bank since 1868 and is committed to remaining a progressive, independent community bank offering a full line of business, personal and trust services.

         Mid Penn Bancorp, through its subsidiary, Mid Penn Bank, operates eleven offices in Dauphin, Northumberland, Schuylkill, and Cumberland Counties. For more information, visit Mid Penn's website at www.midpennbank.com and view the Investor Relations page where comprehensive information is available concerning the corporation. Based on its current market price of $24.25, Mid Penn Bancorp, Inc. stock currently returns a dividend yield of 3.3%.